AMENDMENT TO EMPLOYMENT AGREEMENT


     The Employment Agreement between the undersigned parties is hereby amended by changing Section 6A and 6 B to read as follows:

"6. A. If a Change of Control shall occur during the first fiscal year of a two year Enhanced Management Plan in which the Executive is participating (the "Plan"), Executive shall be cashed out of his rights for both fiscal years under the Plan as follows: A number of Shares of AXE Stock ("Shares") shall be determined by dividing the greater of twice the Enhanced Incentive
     Opportunity for that fiscal year or the sum of the Enhanced Incentive Opportunity for that fiscal year plus the amount that would be earned for that year based on actual results through the most recent month end prior to the Change of Control plus the target amount, as defined by the Plan, for the balance of the year, by the average closing price for the Shares for the trading days in that fiscal year prior to the Change of Control in accordance with the provisions of the Plan. This number of Shares shall be multiplied by the higher of the average price per Share paid by the Third Party at the time of the Change of Control or the average closing price of the Shares for the ten trading days preceding the Change of Control. Half this amount shall be paid to the Executive by January 15, of the following year and the remainder shall be paid in four equal installments on each anniversary of the Change of Control. Upon termination pursuant to Section 4 above or death or disability as provided in Section 1 above, any remaining payments shall be promptly made. No payment shall be due for any anniversaries following the termination of Executive's employment, other than by death or disability, by Company with Good Cause for Termination or by Executive without Good Cause for Termination, other than retirement in accordance with the provisions of the Plan.

     B. If a Change of Control shall occur during the second fiscal year of the Plan, Executive shall be cashed out of his rights for that fiscal year under the Plan as follows: A number of Shares of AXE Stock ("Shares") shall be determined by dividing the higher of Executive Enhanced Incentive Opportunity for that fiscal year or the amount that would be earned for that fiscal year based on actual results through the most recent month end prior to the Change of Control plus the target amount, as defined by the Plan, for the balance of that fiscal year, by the average closing price for the Shares for the trading days in that fiscal year prior to the Change of Control in accordance with the provisions of the Plan. This number of shares shall be multiplied by the higher of the average price per Share paid by the Third Party at the time of the Change of Control or the average closing price of the Shares for the ten trading days preceding the Change of Control. This amount shall be paid in four equal installments on each anniversary of the Change of Control. Upon termination pursuant to Section 4 above or death or disability as provided in Section 1 above, any remaining payments shall be promptly made. No payment shall be due for any anniversaries following the termination of Executive's employment, other than by death or disability, by Company with Good Cause for Termination or by Executive without Good Cause for Termination, other than Retirement in accordance with the provisions of the Plan."

     Executed as of this 14th day of February, 2001.

     Anixter Inc.                                          _____________________

     By ________________                                         Executive